EXHIBIT 10.11

                              EMPLOYMENT AGREEMENT

                  This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of January 10, 2000 by and between REPUBLIC SECURITY BANK, a commercial bank organized and operating under the laws of the State of Florida and having an office at 450 South Australian Avenue, West Palm Beach, FL 33401 (the "Bank"), and EDUARDO GODOY, an individual residing at 17552 Conch Bar Avenue, Tequesta, Florida 33469 (the "Executive").

                              W I T N E S S E T H :

                  WHEREAS, upon commencement of employment the Executive is expected to be elected as Senior Vice President, SBA Director of the Bank; and

                  WHEREAS, the Bank desires to assure for itself the availability of the Executive's services; and

                  WHEREAS, the Executive is willing to serve the Bank on the terms and conditions hereinafter set forth;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Bank and the Executive hereby agree as follows:

                  SECTION 1. EMPLOYMENT.

                  The Bank agrees to employ the Executive, and the Executive hereby agrees to such employment, during the period and upon the terms and conditions set forth in this Agreement.

                  SECTION 2. EMPLOYMENT PERIOD; REMAINING UNEXPIRED EMPLOYMENT
                             PERIOD.

                  (a) The terms and conditions of this Agreement shall be and remain in effect during the period of employment established under this section 2 ("Employment Period"). The Employment Period shall be for an initial term of one year beginning on the date the Executive actually begins employment with the Bank (the "Employment Date") and ending on the first anniversary of such Employment Date, plus such extensions, if any, as are provided pursuant to section 2(b).

                  (b) The Employment Period shall automatically be extended for one (1) additional year on each anniversary of the Employment Date, unless either the Bank or the Executive elects not to extend the Agreement further by giving written notice to the other party at least 60 days prior to any anniversary of the Employment Date, in which case the Employment Period shall end on such anniversary of the Employment Date. Upon termination of the Executive's employment with the Bank for any reason whatsoever, any renewals provided pursuant to this section 2(b), if not theretofore discontinued, shall automatically cease.

                  (c) Nothing in this Agreement shall be deemed to prohibit the Bank from terminating the Executive's employment at any time during the Employment Period with or without notice for any reason; PROVIDED, HOWEVER, that the relative rights and obligations of the Bank and the Executive in the event of any such termination shall be determined under this Agreement.

                  SECTION 3. DUTIES.

         The Executive shall serve as Senior Vice President, SBA Director of the Bank, having such power, authority and responsibility and performing such duties as are prescribed by or under the By-Laws of the Bank, or assigned by the Board of Directors of the Bank, the Senior Executive Vice President and Chief Banking Officer, or the senior corporate/commercial officer, and otherwise as are customarily associated with such position. The Executive shall devote his full business time and attention (other than during weekends, holidays, approved vacation periods, and periods of illness or approved leaves of absence) to the business and affairs of the Bank and shall use his best efforts to advance the interests of the Bank.

                  SECTION 4. CASH COMPENSATION.

(a) In consideration for the services to be rendered by the Executive hereunder, the Bank shall pay to Executive a salary at an initial annual rate of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000), payable in approximately equal installments in accordance with the Bank's customary payroll practices for senior officers. At least annually during the Employment Period, the Board of Directors of the Bank, the Compensation Committee thereof, or the appropriate management committee shall review the Executive's annual rate of salary and may, in its discretion, approve an increase therein. In no event shall the Executive's annual rate of salary under this Agreement in effect at a particular time be reduced without his prior written consent. In addition to salary, the Executive shall be paid incentive compensation as follows:

         (i) For up to the first $20 million in aggregate SBA loan production actually produced by the Executive and sold by the Bank (with both parties recognizing that 75%, and in some circumstances 80%, of each SBA loan is saleable) during the first year of the Employment Period, and for up to the first $10 million in aggregate SBA loan production actually produced by the Executive and sold by the Bank during the second year of the Employment Period (if any), the Executive shall receive incentive compensation equal to thirty percent (30%) of the amount received by the Bank (not including accrued interest, if any) in excess of the aggregate principal amount of the loan(s) sold (such amount received by the Bank (not including accrued interest, if any) in excess of the aggregate principal amount of the loan sold being hereinafter referred to as the "Premium"); plus

         (ii) For SBA loans produced by loan officers in the SBA Department other than Executive and sold by the Bank (with the proviso set forth above with respect to the percentage of each SBA loan which is saleable), the Executive shall receive incentive compensation equal to fifteen percent (15%) of the Premium.

(b) Incentive compensation shall be paid as soon as reasonably practicable following the closing of the sale of each SBA loan. The Executive understands that such closing must occur, and all information concerning such closing must be verified by the Bank's accounting department, at least one week prior to the end of each pay period for incentive compensation to be paid in that pay period. For SBA loans which are saleable but which the Bank in its sole discretion chooses not to sell, incentive compensation determined in accordance with the formula set forth above and subparagraph (c), below, shall be due and payable as soon as reasonably practicable following the later of (x) the closing of the SBA loan and (y) the Bank's notifying the Executive of its decision not to sell the SBA loan.

(c) The Bank shall use its best efforts to determine whether or not to sell any SBA loan within thirty (30) days of the closing of such SBA loan. For loans which the Bank determines not to sell, incentive compensation payable to the Executive hereunder shall be based upon the highest written bid received from a third party prior to the Bank's making its decision not to sell the SBA loan.

                  SECTION 5. EMPLOYEE BENEFIT PLANS AND PROGRAMS.

         (a) During the Employment Period, the Executive shall be treated as an employee of the Bank and shall be entitled to participate in and receive benefits under any and all qualified or non-qualified retirement, pension, savings, profit-sharing or stock bonus plans, any and all group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans, and any other employee benefit and compensation plans (including, but not limited to, any incentive compensation plans or programs, stock option and appreciation rights plans and restricted stock plans) as may from time to time be maintained by, or cover employees of, the Bank, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and consistent with the Bank's customary practices. In addition, Executive shall receive a car allowance of $750 per month, subject to applicable withholding, which shall be paid with the first payroll paid in each month, and Executive shall be authorized to charge gasoline used for business purposes to a Company credit card.

         (b) The Bank will reimburse the Executive for his COBRA expenses actually incurred with respect to his first three months of employment.

         (c) The Bank will provide the Executive with a cellular phone to be used for business purposes. The Executive will reimburse the Bank for expenses incurred in connection with personal phone calls. Costs for the use of a pager for business purposes shall be reimbursed by the Bank upon presentation of appropriate documentation. The Bank will provide the Executive with a Bank credit card which he may use in accordance with established Bank policies and procedures for business expenses only.

                  SECTION 6. OTHER ACTIVITIES.

                  The Executive may serve as a member of the boards of directors of such business, community and charitable organizations as he may disclose to and as may be approved by the President or Senior Executive Vice President and Chief Banking Officer of the Bank (which approval shall not be unreasonably withheld); PROVIDED, HOWEVER, that such service shall not materially interfere with the performance of his duties under this Agreement. The Executive may also engage in personal business and investment activities which do not materially interfere with the performance of his duties hereunder; PROVIDED, HOWEVER, that such activities are not prohibited under any code of conduct or investment or securities trading policy established by the Bank and generally applicable to all similarly situated executives.

                  SECTION 7. WORKING FACILITIES AND EXPENSES.

                  The Executive's principal place of employment shall be at the Bank's executive offices at the address first above written, or at the Bank's offices on Palm Beach Lakes Blvd. in West Palm Beach, or at such other location within Palm Beach County, Florida at which the Bank shall maintain its principal executive offices, or at such other location as the Bank and the Executive may mutually agree upon. The Bank shall provide the Executive at his principal place of employment with a private office and other support services and facilities suitable to his position with the Bank and necessary or appropriate in connection with the performance of his assigned duties under this Agreement. The Bank shall reimburse the Executive for his ordinary and necessary business expenses incurred in connection with the performance of his duties under this Agreement upon presentation to the Bank of an itemized account of such expenses in such form as the Bank may reasonably require.

                  SECTION 8. TERMINATION OF EMPLOYMENT WITH SEVERANCE BENEFITS.

                  (a) The Executive shall be entitled to the severance benefits described herein in the event that his employment with the Bank terminates during the Employment Period under any of the following circumstances:

                  (i) the Executive's voluntary resignation from employment with the Bank within ninety (90) days following:

                           (A) the failure of the Board of Directors of the Bank
                  to appoint or re-appoint or elect or re-elect the Executive to the offices of Senior Vice President, SBA Director (or a more senior office) of the Bank;

                           (B) the expiration of a thirty (30) day period
                  following the date on which the Executive gives written notice to the Bank of its material failure, whether by amendment of the Bank's Articles of Incorporation or By-laws, action of the Bank's Board of Directors or the Bank's stockholders or otherwise, to vest in the Executive the functions, duties, or responsibilities prescribed in section 3 of this Agreement as of the date hereof, unless, during such thirty (30) day period, the Bank cures such failure;

                  (C) the relocation of the Executive's principal place of employment, without his written consent, to a location outside of Palm Beach County, Florida; or

                  (D) the sale of the Bank and the purchasing entity's decision to discontinue the SBA loan program at the Bank;

                  (ii) the determination by the Bank to materially discontinue its SBA program;

                  (iii) the termination of the Executive's employment with the Bank for any other reason not described in section 9(a).

In such event, the Bank shall provide the benefits and pay to the Executive the amounts described in section 8(b).

                  (b) Upon the termination of the Executive's employment with the Bank under circumstances described in section 8(a) of this Agreement, the Bank shall pay and provide to the Executive (or, in the event of his death following such termination, to his estate):

                  (i) his earned but unpaid compensation as of the date of the termination of his employment with the Bank, such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than thirty (30) days after termination of employment;

                  (ii) the benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Bank's officers and employees;

                  (iii) continued group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance benefits, in addition to that provided pursuant to section 8(b)(ii), and after taking into account the coverage provided by any subsequent employer, if and to the extent necessary to provide for the Executive, for a period of one year from the date his employment terminates, coverage equivalent to the coverage to which he would have been entitled under such plans as in effect on the date of his termination of employment if he had continued working for the Bank for one year at the highest annual rate of compensation achieved during that portion of the Employment Period which is prior to the Executive's termination of employment with the Bank;

                  (iv) within thirty (30) days following his termination of employment with the Bank, a lump sum payment in an amount equal to the base salary that the Executive would have earned if he had continued working for the Bank for a period of one year from the date his employment terminates at the highest annual rate of base salary achieved during that portion of the Employment Period which is prior to the Executive's termination of employment with the Bank, such lump sum to be paid in lieu of all other payments of salary provided for under this Agreement in respect of the period following any such termination; and

                  (v) the amount of incentive compensation which Executive would have been entitled to under Section 4 hereof with respect to SBA loans which were approved, but not closed and sold, prior to the termination of Executive's employment hereunder, but only during a period beginning on the date of Executive's termination of employment and ending on the date which is six (6) months after such termination date, and only as soon as reasonably practicable after such SBA loans are sold.

The Bank and the Executive hereby stipulate that the damages which may be incurred by the Executive following any such termination of employment are not capable of accurate measurement as of the date first above written and that the payments and benefits contemplated by this section 8(b) constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to the Executive's efforts, if any, to mitigate damages. The Bank and the Executive further agree that the Bank may condition the payments and benefits (if any) due under sections 8(b)(iii) and
(iv) on the receipt of the Executive's resignation from any and all positions which he holds as an officer, director or committee member with respect to the Bank or any subsidiary or affiliate of either of them.

                  SECTION 9. TERMINATION WITHOUT ADDITIONAL BANK LIABILITY.

                  (a) In the event that the Executive's employment with the Bank shall terminate during the Employment Period on account of:

                  (i) the discharge of the Executive for "cause," which, for purposes of this Agreement shall mean: (A) gross negligence or willful misconduct by the Executive in connection with his employment hereunder or the business of the Bank; (B) the Executive's misappropriation of the Bank's assets or property; (C) the Executive willfully fails or refuses to perform his duties under this Agreement, or fails to comply with any material term, covenant or condition contained herein, which failure or refusal shall not be cured to the Bank's reasonable satisfaction within five (5) business days of Executive's receipt of written notice concerning such failure or refusal from the Bank; (D) the Executive breaches his fiduciary duties to the Bank for personal profit; or (E) the Executive's willful breach or violation of any law, rule or regulation (other than traffic violations or similar offenses), or final cease and desist order in connection with his performance of services for the Bank;

                  (ii) the Executive's voluntary resignation from employment with the Bank for reasons other than those specified in section 8(a);

                  (iii) the Executive's death; or

                  (iv) a determination that the Executive is eligible for long-term disability benefits under the Bank's long-term disability insurance program or, if there is no such program, under the federal Social Security Act;

then the Bank shall have no further obligations under this Agreement, other than the payment to the Executive (or, in the event of his death, to his estate) of his earned but unpaid compensation as of the date of the termination of his employment, and the provision of such other benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained by, or covering employees of, the Bank.

                  SECTION 10. TAX LIMITATIONS.

         (a) Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Bank (all such payments and benefits, including the payments and benefits provided under this Agreement (the "Severance Payments"), being hereinafter called "Total Payments") would not be deductible (in whole or in part) by the Bank, its parent, an affiliate or a person making such payment or providing such benefit as a result of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then, to the extent necessary to make such portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments provided in such other plan, arrangement or agreement), the cash Severance Payments shall first be reduced (if necessary, to zero); provided, however, that the Executive may elect (at any time prior to the payment of amounts payable hereunder) to have the noncash severance payments reduced (or eliminated) prior to any reduction of the cash Severance Payments.

         (b) For purposes of the limitation contained in subsection (a) of this section 10, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have effectively waived in writing prior to the delivery of a notice of termination of employment shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the event triggering the payment, the Company's independent auditor (the "Auditor"), does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, including by reason of Section 280G(b)(4)(A) of the Code, (iii) the Severance Payments shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280(G)(b)(4)(B) of the Code or are otherwise not subject to disallowance as deductions by reason of Section 280G of the Code, in the opinion of Tax Counsel, and (iv) the value of any noncash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

         (c) If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of the Executive and the Bank in applying the terms of this section 10, the aggregate "parachute payments" paid to of for the Executive's benefit are in an amount that would result in any portion of such "parachute payments" not being deductible by reason of Section 280G of the Code, then the Executive shall have an obligation to pay the Bank upon demand an amount equal to the sum of (i) the excess of the aggregate "parachute payments" paid to or for the Executive's benefit over the aggregate "parachute payments" that could have been paid to or for the Executive's benefit without any portion of such "parachute payments" not being deductible by reason of Section 280G of the Code; and (ii) interest on the amount set forth in clause
(i) of this sentence at 120% of the rate provided in Section 1274(b)(2)(B) of the Code from the date of Executive's receipt of such excess until the date of such payment. If the Severance Payments shall be decreased pursuant to section
(a) hereof, and the benefits under section 8(b)(iii) which remain payable after the application of this section 10 are thereafter reduced pursuant thereto because of the receipt by the Executive of substantially similar benefits, the Bank shall, at the time of such reduction, pay to the Executive the lowest of
(a) the amount of the decrease made in the Severance Payments pursuant to this section 10, (b) the amount of the subsequent reduction in such benefits, or (c) the maximum amount which can be paid to the Executive without being, or causing any other payment to be, nondeductible by reason of Section 280G of the Code.

                  SECTION 11. CONFIDENTIALITY.

                  (a) Unless he obtains the prior written consent of the Bank, the Executive shall keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Bank or any entity which is a subsidiary of the Bank or of which the Bank is a subsidiary, any material document or information obtained from the Bank, or from its parent or subsidiaries, in the course of his employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own), including without limitation trade secrets and the confidential or proprietary information of the Bank (including the names and circumstances of loan and deposit customers of the Bank) until the same ceases to be material (or becomes so ascertainable or available); PROVIDED, HOWEVER, that nothing in this section 11 shall prevent the Executive, with or without the Bank's consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law. The Bank acknowledges that the Executive claims a proprietary interest in his program for setting up and running a bank SBA department, as set forth in Exhibit A hereto. The Bank agrees that it shall not make a claim of proprietary interest or trade secret in such program for itself at the end of the Employment Period. The Executive shall use such program solely for the benefit of the Bank during the Employment Period.

                  (b) The Executive shall be liable for damages incurred by the Bank as a result of disclosure of any information described in section 11(a) by the Executive without the prior written consent of the Bank (except if such disclosure is made in accordance with the proviso set forth at the end of section 11(a)), for any purpose other than the business of the Bank, either during his employment or at any time after termination of his employment with the Bank for any reason whatsoever (including without Cause).

                  SECTION 12. NO EFFECT ON EMPLOYEE BENEFIT PLANS OR PROGRAMS.

                  The termination of the Executive's employment during the term of this Agreement or thereafter, whether by the Bank or by the Executive, shall have no effect on the rights and obligations of the parties hereto under the Bank's qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs, as may be maintained by, or cover employees of, the Bank from time to time.

                  SECTION 13. NON-COMPETITION AND NON-SOLICITATION.

         (a) NON-COMPETITION. During the Employment Period, the Executive agrees not to engage, directly or indirectly, in any aspect of the financial institutions business, including without limitation engaging in business activities for or on behalf of state, national or foreign banks, state or federal savings associations or savings banks, credit unions, mortgage or loan companies or any other entity which makes or acquires loans or takes deposits or engages in any other business engaged in by the Bank on the date hereof, including without limitation, the Small Business Administration ("SBA") lending business (the "Banking Business"), other than for the Bank, whether as stockholder (except for immaterial interests in publicly-traded institutions), partner, director, officer, employee, agent, consultant or otherwise. In the event of termination of the Executive's employment with the Bank for any reason other than (A) those set forth in Sections 8(a)(i) or 8(a)(ii) or (B) termination of Executive's employment by the Bank without cause, the Executive, until two (2) years after the date of such termination, agrees not to engage, directly or indirectly, in the Banking Business in any capacity in the state of Florida.

         (b) NON-SOLICITATION. The Executive hereby covenants and agrees that, for a period of two (2) years following his termination of employment with the Bank, he shall not, without the written consent of the Bank, either directly or indirectly:

                  (i) solicit, offer employment to, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Bank or any affiliate, as of the date of this Agreement, of the Bank, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, credit union, mortgage or loan company or any other entity or other institution or organization engaged in the Banking Business in the state of Florida;

                  (ii) provide any information, advice or recommendation with respect to any such officer or employee to any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, credit union, mortgage or loan company or any other entity or other institution engaged in the Banking Business, that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Bank, or any affiliate, as of the date of this Agreement, of the Bank, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any such savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, credit union, mortgage or loan company or any other entity or other institution engaged in the Banking Business in the state of Florida; or

                  (iii) solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer of the Bank to terminate an existing business or commercial relationship with the Bank.

Sections 13(b)(i) and 13(b)(ii) shall not apply if the Executive's employment terminates due to the Bank's or any successor's decision to discontinue making SBA loans, or if the Executive's employment terminates (A) for the reasons set forth in Sections 8(a)(i) or 8(a)(ii), or (B) by the Bank without cause.

                  SECTION 14. SUCCESSORS AND ASSIGNS.

                  This Agreement will inure to the benefit of and be binding upon the Executive, his legal representatives and testate or intestate distributees, and the Bank and its successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Bank may be sold or otherwise transferred.

                  SECTION 15. NOTICES.

                  Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, or one (1) day after it is sent by reputable overnight delivery service, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

                  If to the Executive:

                           Eduardo Godoy
                           17552 Conch Bar Avenue
                           Tequesta, FL 33469

                  If to the Bank:

                           Republic Security Bank
                           450 S. Australian Avenue
                           West Palm Beach, FL 33401
                           Attention: R. Michael Strickland, SEVP and CBO

                  SECTION 16. ATTORNEYS' FEES.

                  In the event that any litigation or other dispute arises to enforce or interpret any term or terms of this Agreement, the prevailing party shall be entitled, in addition to any other damages or remedy, to receive from the other party its reasonable attorneys' fees and costs.

                  SECTION 17. SEVERABILITY.

                  A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

                  SECTION 18. WAIVER.

                  Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

                  SECTION 19. COUNTERPARTS.

                  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

                  SECTION 20. GOVERNING LAW.

                  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida applicable to contracts entered into and to be performed entirely within the State of Florida.

                  SECTION 21. HEADINGS AND CONSTRUCTION.

                  The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

                  SECTION 22. ENTIRE AGREEMENT; MODIFICATIONS.

                  This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

                  SECTION 23. SURVIVAL.

                  The provisions of sections 8, 9, 10, 11, 12, 13, 16, 18, 20,
24, 25 and 26 shall survive the expiration of the Employment Period or termination of this Agreement.

                  SECTION 24. EQUITABLE REMEDIES.

                  The Company, the Bank and the Executive hereby stipulate that money damages are an inadequate remedy for violations of sections 11 and 13 of this Agreement and agree that equitable remedies, including, without limitations, the remedies of specific performance and injunctive relief, shall be available with respect to the enforcement of such provisions.

                  SECTION 25. REQUIRED REGULATORY PROVISION.

           Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. ss.1828(k), and any regulations promulgated thereunder.

                  SECTION 26. SIGNING BONUS.

(a) Attached hereto as Exhibit B is a list of all loans originated by the Executive during his employment at Palm Beach National Bank on which commissions have not yet been paid to the Executive but on which commissions are owed to the Executive by Palm Beach National Bank. The Executive believes, due to his termination of employment with Palm Beach National Bank and his commencement of employment with the Bank, that these commissions may not be paid to him. Exhibit B sets forth the Premium on each loan listed, as well as the percentage of such Premium owed to the Executive as commission. The Bank agrees to pay, as a signing bonus, the amount of the commissions due to Executive listed in Exhibit B; PROVIDED, HOWEVER, that each such commission shall become due and payable from the Bank only under the following circumstances:

         (i) The Executive shall provide the Bank with proof reasonably satisfactory to the Bank that the loan actually closed;
         (ii) The Executive shall use his best efforts to have the commission paid by Palm Beach National Bank and shall provide the Bank with reasonable proof of his efforts, which proof shall consist of a copy of the letter sent to Palm Beach National Bank demanding payment, along with the return receipt indicating that such letter was received by Palm Beach National Bank; and
         (iii) The Executive shall provide the Bank with an affidavit that he has not received the commission from Palm Beach National Bank.

Provided that the conditions set forth above are met, the signing bonus with respect to any particular loan shall be paid by the Bank within thirty (30) days after such conditions are met. If any amount paid by the Bank hereunder shall thereafter be paid to the Executive by Palm Beach National Bank, the Executive shall promptly reimburse the Bank for the entire amount paid to him by Palm Beach National Bank. Failure to do so shall constitute "Cause" under section 9(a)(i) hereof.

                  SECTION 27. EXECUTIVE REPRESENTATIONS.

The Executive hereby represents and warrants that he is not subject to any non-competition or non-solicitation covenants, or covenants of similar impact, in connection with his employment with Palm Beach National Bank or the termination of such employment. The Executive hereby agrees to indemnify and hold the Bank harmless from and against any claims or liabilities (including reasonable attorneys fees) arising from or in connection with the breach of the foregoing representations and warranties.

                  SECTION 28. BANK REPRESENTATIONS.

(a) The Bank agrees to use its best efforts to ensure that all credit decisions necessary with respect to SBA loans are made within fourteen (14) business days of the credit department's receipt of all items necessary for such department to make its credit decision. The parties understand and agree that isolated or intermittent failures by the Bank to meet this schedule shall not constitute a breach of this Agreement by the Bank.
(b) The Bank shall promote SBA loans at such times and on such schedule as may be deemed most appropriate by the Bank. Notwithstanding the foregoing, the Bank hereby agrees to allocate $50,000 for SBA loan promotion in the calendar year 2000.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and the Executive has hereunto set his hand, all as of the day and year first above written.

                  REPUBLIC SECURITY BANK


By: /s/ Rudy E. Schupp
   ---------------------------------------
NAME:   Rudy E. Schupp
     -------------------------------------
TITLE:  Chairman/CEO
      ------------------------------------


/s/ Eduardo Godoy
------------------------------------------
    Eduardo Godoy

EXHIBIT A:

PROGRAM FOR SBA DEPARTMENT:

none

EXHIBIT B:

LOANS IN PROCESS AT PALM BEACH NATIONAL:

As more specifically set forth in the attached, there are five loans fitting the requirements of Section 26(a) of the Agreement, with a total aggregate principal of $1,560,000 and expected premiums of $65,850. Executive's compensation, if not paid by Palm Beach National Bank, would be 31.75% of such premiums.

Therefore, the maximum amount of the signing bonus which may become payable under Section 26 is $20,907.38.

                                       15